CorMedix Reports Second Quarter 2011 Results

Bridgewater, New Jersey, August 9, 2011 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of Cardiorenal disease, today announced its results for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights:

•	Submitted Design Dossier for (CRMD003) Neutrolin® as part of the European CE Mark Approval Process

•	Special Protocol Assessment (“SPA”) Agreement with FDA for Phase III Trial in Prevention of Contrast Induced Acute Kidney Injury (“CI-AKI”) with (CRMD001), A Proprietary Formulation of Deferiprone

•	Successfully Completed Patient Recruitment in Phase II CI-AKI with (CRMD001), A Proprietary Formulation of Deferiprone

Planned Second Half 2011 Milestones:

•	Announce data from Phase II CI-AKI Study for (CRMD001), A Proprietary Formulation of Deferiprone

•	Start Pivotal Phase III Clinical Study for (CRMD003) Neutrolin® Pending FDA Approval

Financial Results for the Second Quarter 2011

The net loss for the three months ended June 30, 2011 was $2.5 million, or $0.22 per diluted share, compared to a net loss of $1.2 million, or $0.10 per diluted share, for the second quarter 2010.  The increase in the net loss was attributable to increased research and development (“R&D”) of $0.6 million and general and administrative (“G&A”) expenses of $0.3 million during the second quarter of 2011 compared to the second quarter of 2010 as a result of the Company completing patient recruitment in its Phase II study of CRMD-001, increased development and regulatory costs for CRMD-003, as well as increased stock-based compensation costs and costs of operating as a publicly-traded company following our IPO in March 2010, respectively.

The net loss for the six months ended June 30, 2011 was $4.5 million, or $0.39 per diluted share, compared to a net loss of $7.6 million, or $1.14 per diluted share, for the six months ended June 30, 2010.  The decrease in net loss was attributable to a decrease of interest expense of $3.1 million comprised of amortization and write-off of deferred financing costs and debt discounts which was related to the completion of the Company’s IPO occurring in the first quarter 2010 with no related charges during the first half of 2011.

At June 30, 2011, the Company had cash and cash equivalents of $4.7 million, as compared to $8.3 million at December 31, 2010.  The decrease in cash and cash equivalents was attributed to the funding of the Company’s product candidates and general working capital requirements.

2011 Financial Guidance

The Company believes that its currently available cash and cash equivalents will be sufficient to meet its planned clinical development and operating requirements into the first quarter of 2012.

Commenting on the quarter, John C. Houghton, the Company’s President and Chief Executive Officer, remarked, “CorMedix has made significant progress during the second quarter of 2011.  We are very pleased to have successfully completed patient enrollment in our Phase II study of CRMD001, along with submitting our design dossier for CRMD003 as part of the European approval process.”

CORMEDIX INC.
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30, 2011	For the Three Months Ended June 30, 2010	For the Six Months Ended June 30, 2011	For the Six Months Ended June 30, 2010	Cumulative Period from July 28, 2006 (inception) Through June 30, 2011

OPERATING EXPENSES
Research and development	$1,582,348	$560,690	$2,757,890	$3,287,699	$20,815,339
General and administrative	898,024	617,775	1,732,506	1,264,618	9,502,700
Total Operating Expenses	2,480,372	1,178,465	4,490,396	4,552,317	30,318,039

LOSS FROM OPERATIONS	(2,480,372)	(1,178,465)	(4,490,396)	(4,552,317)	(30,318,039)

OTHER INCOME (EXPENSE)
Other income, net			29,819		420,987
Interest income	3,259	5,683	8,426	5,711	120,730
Interest expense, including amortization and write-off of deferred financing costs and debt discounts	-	-	-	(3,093,763)	(11,193,028)
LOSS BEFORE INCOME TAXES	(2,477,113)	(1,172,782)	(4,452,151)	(7,640,369)	(40,969,350)
State income tax benefit	-	-	-	-	280,920
NET LOSS	$(2,477,113)	$(1,172,782)	$(4,452,151)	$(7,640,369)	$(40,688,430)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.22)	$(0.10)	$(0.39)	$(1.14)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	11,408,274	11,408,274	11,408,274	6,676,840

CONDENSED BALANCE SHEET INFORMATION:

	June 30, 2011 (Unaudited)	*December 31, 2010
Assets
Cash and cash equivalents	$4,738,233	$8,283,684
Total Assets	$4,949,452	$8,847,800

Deficit accumulated during the development stage	$(40,688,430)	$(36,236,279)
Total Stockholders’ Equity	$3,234,334	$7,255,398

*Condensed from audited financial statements

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s product candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s product candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix currently has several product candidates in development, including its two most advanced product candidates: CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients; and CRMD001 (a proprietary formulation of deferiprone) for the prevention of contrast induced acute kidney injury in high-risk patients with chronic kidney disease. Please see www.cormedix.com for additional information.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486